As filed with the Securities and Exchange Commission on November 9, 2023
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MERCURY SYSTEMS, INC.
(Exact Name of Registrant as Specified in its Charter)

Massachusetts	04-2741391
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

50 Minuteman Road
Andover, Massachusetts	01810
(Address of Principal Executive Offices)	(Zip Code)

MERCURY SYSTEMS, INC.
Deferred Compensation Matching Plan
(Full title of the plan)

Christopher C. Cambria
Executive Vice President, General Counsel, and Secretary
Mercury Systems, Inc.
50 Minuteman Road
Andover, Massachusetts 01810
(Name and address of agent for service)

(978) 256-1300
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer [X]	Accelerated filer [ ]

Non-accelerated filer [ ]	Smaller reporting company [ ]

Emerging growth company [ ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  [ ]

EXPLANATORY NOTE

This Registration Statement is being filed solely for the purpose of registering $10,000,000.00 of unsecured debt obligations of Mercury Systems, Inc. (the “Company”) to pay deferred compensation in the future to Company employees participating in the Mercury Systems, Inc. Deferred Compensation Matching Plan (“DCMP”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

ITEMS 1 AND 2.

The documents containing the information for the DCMP specified by Part I of this Registration Statement will be sent or given to the employees as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as a part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. Such documents and the documents incorporated by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3. INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents are incorporated herein by reference:

(a)	The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023, as filed with the Commission on August 15, 2023;
(b)
The Company’s Definitive Proxy Statement on Schedule 14A, as filed with the Commission on September 21, 2023, to the extent specifically incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2023;

(c)	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended September 29, 2023, as filed with the Commission on November 7, 2023; and
(d)
The Company’s Current Reports on Form 8-K filed with the Commission on July 7, 2023 (Items 1.01, 5.02 and 9.01 only), July 20, 2023, August 15, 2023 (Items 2.05, 5.02 and 9.01 only), October 31, 2023 and November 7, 2023 (Items 1.01 and 2.03 only).

All reports and documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Securities Exchange Act of 1934, as amended, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

For the purposes of this Registration Statement, any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

ITEM 4.  DESCRIPTION OF SECURITIES.

The deferred compensation obligations represent unsecured obligations of the Company and the participating employers to pay deferred compensation from time to time in the future in accordance with the terms of the DCMP. The participants are unsecured general creditors of the participating employers, which includes the Company. The Company and the participating employers may, but are not required to, establish a trust as a source from which to pay benefits under the DCMP; provided, however, that trust at all times will be subject to the claims of the Company’s and participating employers’ creditors in the event of insolvency or bankruptcy.

Eligible employees of the Company and participating employers may elect to defer receipt of base salary and bonus compensation under the DCMP. Participation in the Plan is voluntary, and participants may defer up to a maximum of 50% of base salary and up to 100% of bonus amounts. The DCMP also allows for discretionary supplemental employer contributions by the Company, in the Company’s sole discretion, which may be subject to a vesting schedule determined at the time such a contribution is made. Participants may elect to allocate deferred compensation into a variety of investment alternatives.

The value of a participant’s account(s) will be distributed to the participant upon the participant’s separation from service or upon a date specified by the participant at the time of deferral. Upon separation from service (other than death), the participant generally is entitled to receive his or her vested separation accounts, payable in a single lump sum unless the participant elected to receive annual installments (up to 10 years). Upon a specified date selected by the participant, the participant generally is entitled to receive his or her vested specified date account, payable in a single lump sum unless the participant elected to receive annual installments (up to 10 years). Upon the death of a participant, all remaining vested account balances will be paid to the participant’s beneficiary in a single lump sum. Distributions generally are payable only on January 15 or July 15 and any distribution payable as a result of a separation from services will be payable on the first January 15 or July 15 that is at least six months after the participant’s separation from service. No benefit under the DCMP may be assigned, pledged or encumbered or be subject in any manner to alienation or anticipation, except the plan administrator may, in its discretion, reduce the benefit payable from a participant’s account to satisfy any debt or liability to the Company or a participating employer.

The DCMP is intended to be an unfunded plan for purposes of the Employee Retirement Income Security Act of 1974, as amended.

The DCMP is administered by the Company’s Benefit Plan Committee. The Company, acting through the Benefit Plan Committee or other authorized person, may amend the DCMP at any time, and the Company may terminate the DCMP at any time, pursuant to the terms and conditions set forth therein.

ITEM 5. INTERESTS OF NAMED EXPERTS AND COUNSEL.

None.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 2.02(b)(4) of Chapter 156D of the Massachusetts General Laws allows a corporation to eliminate or limit the personal liability of a director of a corporation to the corporation or its shareholders for monetary damages for a breach of fiduciary duty as a director notwithstanding any provision of law imposing such liability, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of an improper distribution or obtained an improper personal benefit. The Company has included a similar provision in its articles of organization.

Section 8.51(a) of Chapter 156D of the Massachusetts General Laws provides that a corporation may indemnify its directors against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement reasonably incurred in connection with any litigation or other legal proceeding brought against any director by virtue of his position as a director of the corporation unless he is deemed to have not acted in good faith in the reasonable belief that his action was in the best interest of the corporation. As noted below, the Company has provided for director indemnification in its articles of organization and bylaws.

Section 8.52 of Chapter 156D of the Massachusetts General Laws provides that a corporation must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because he was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 8.56(a) of Chapter 156D of the Massachusetts General Laws (“Section 8.56”) provides that a corporation may indemnify its officers to the same extent as its directors and, for officers that are not directors, to the extent provided by (i) the articles of organization, (ii) the bylaws, (iii) a vote of the board of directors or (iv) a contract. In all instances, the extent to which a corporation provides indemnification to its officers under Section 8.56 is optional. As noted below, the Company has provided for officer indemnification in its bylaws.

The Company’s bylaws, as amended, provide that the Company shall indemnify its directors and the officers that have been appointed by the Board of Directors to the fullest extent permitted by law.

The Company maintains directors’ and officers’ liability insurance.

The Company has entered into indemnification agreements with its directors. The indemnification agreements require, among other matters, that the Company indemnify its directors to the fullest extent permitted by law and advance to directors certain expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted.

ITEM 7. EXEMPTION FROM REGISTRATION CLAIMED.

None.

ITEM 8. EXHIBITS.

Exhibit	Description
4.1	Articles of Organization (incorporated herein by reference to Exhibit 3.1.1 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2009)
4.2	Articles of Amendment (incorporated herein by reference to Exhibit 3.1.2 of the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2010)
4.3	Articles of Amendment (incorporated herein by reference to Exhibit 1 of the Company’s Registration Statement on Form 8-A filed with the Commission on December 15, 2005)
4.4	Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on November 13, 2012)
4.5	Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on June 30, 2015)
4.6	Articles of Amendment (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on December 29, 2021)
4.7	By-laws, amended and restated effective October 26, 2022 (incorporated herein by reference to Exhibit 3.1 of the Company’s Current Report on Form 8-K filed with the Commission on October 28, 2022)
5.1*	Opinion of Morgan, Lewis & Bockius LLP
23.1*	Consent of KPMG LLP
23.2	Consent of Morgan, Lewis & Bockius LLP (contained in the opinion filed as Exhibit 5.1 to this Registration Statement)
24.1	Power of Attorney (included in signature page to this Registration Statement)
99.1*	Mercury Systems, Inc. Deferred Compensation Matching Plan
99.2*	Mercury Systems, Inc. Deferred Compensation Matching Plan Adoption Agreement
107*	Calculation of Filing Fee Table
*	Filed herewith

ITEM 9. UNDERTAKINGS.

(a) The Company hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Table” in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 of that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 6 above, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Andover, the Commonwealth of Massachusetts on this 9th day of November, 2023.

MERCURY SYSTEMS, INC.

By: /s/ David E. Farnsworth
David E. Farnsworth
Executive Vice President, Chief Financial Officer,

Power of Attorney
KNOW ALL MEN BY THESE PRESENTS that each person whose signature appears below constitutes and appoints William L. Ballhaus, Christopher C. Cambria, and David E. Farnsworth as his or her true and lawful attorneys-in-fact and agents, each acting alone, with full powers of substitution and resubstitution, for him or her or in his or her name, place and stead, in any and all capacities to sign any and all amendments or post-effective amendments to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ William L. Ballhaus William L. Ballhaus	President, Chief Executive Officer, and Chairman of the Board (Principal Executive Officer)	November 9, 2023
/s/ David E. Farnsworth David E. Farnsworth	Executive Vice President, Chief Financial Officer (Principal Financial Officer)	November 9, 2023
/s/ Michelle M. McCarthy Michelle M. McCarthy	Senior Vice President, Chief Accounting Officer (Principal Accounting Officer)	November 9, 2023
/s/ Orlando P. Carvalho Orlando P. Carvalho	Director	November 9, 2023
/s/ Gerard J. DeMuro Gerard J. DeMuro	Director	November 9, 2023
/s/ Lisa S. Disbrow Lisa S. Disbrow	Director	November 9, 2023
/s/ Roger A. Krone Roger A. Krone	Director	November 9, 2023
/s/ Scott Ostfeld Scott Ostfeld	Director	November 9, 2023
/s/ Barry R. Nearhos Barry R. Nearhos	Director	November 9, 2023